Exhibit 99.1

Clovis Oncology Announces Third Quarter 2013 Operating Results

  CO-1686 and rucaparib demonstrated meaningful clinical activity in data presented at recent medical meetings
  67 percent objective response rate demonstrated in heavily pretreated T790M+ NSCLC patients dosed at 900mg BID free base form of CO-1686
  Dose escalation continues with improved hydrobromide (HBr) formulation
  First patient enrolled in ARIEL2 Phase II study of rucaparib in ovarian cancer
  Pivotal ARIEL3 study of rucaparib to commence by YE 2013
  Initial CO-1686 registration study to commence H1 2014

BOULDER, Colo.--(BUSINESS WIRE)--October 31, 2013--Clovis Oncology, Inc. (NASDAQ:CLVS) today reported financial results for its third quarter ended September 30, 2013, and provided an update for its clinical development programs.

“We are very pleased by the data recently presented for both CO-1686 and rucaparib and the progress being made on both programs,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “Given the encouraging results we’ve seen for CO-1686 to date, we look forward to identifying the Phase 2 dose with our improved HBr formulation by the end of 2013, and then commencing our initial registration study in the first half of 2014. This will be our first pivotal trial of a broad and global clinical development plan for CO-1686.”

Third Quarter 2013 Financial Results

Clovis reported a net loss of $20.3 million for the third quarter of 2013, and $55.3 million for the first nine months of 2013. This compares to a net loss of $18.3 million for the third quarter and $52.9 million for the first nine months of 2012. Net loss attributable to common stockholders for the third quarter of 2013 was $0.68 per share and $2.00 per share for the year to date, compared to $0.71 per share for the third quarter and $2.15 per share for first nine months of 2012.

Research and development expenses totaled $16.1 million for the third quarter and $44.0 million for first nine months of 2013, compared to $15.5 million for the third quarter and $40.6 million for the first nine months of 2012. The increase in research and development expenses over the comparable periods in 2012 was driven by increased development activities for both CO-1686 and rucaparib, partially offset by the wind-down of development activities for CO-101 beginning in late 2012.

General and administrative expenses totaled $4.3 million for the third quarter and $11.0 million for the first nine months of 2013, compared to $2.8 million for the third quarter and $7.9 million for the first nine months of 2012. The increase in general and administrative expenses over the comparable periods in 2012 was primarily due to increased stock compensation expense for employees engaged in general and administrative functions and third party costs to support the Company’s expanded activities.

Operating expenses for the third quarter of 2013 include $2.8 million of stock compensation expense, compared to $1.5 million of stock compensation expense for the third quarter of 2012. Operating expenses for the first nine months of 2013 included $6.7 million of stock compensation expense, compared to $3.6 million of stock compensation expense for the first nine months of 2012.

As of September 30, 2013, Clovis had $356.6 million in cash and cash equivalents and 30.2 million outstanding shares of common stock. The Company used $47.9 million to fund operations for the nine months ended September 20, 2013, and expects total cash burn for 2013 to be approximately $66 million.

Progress Toward 2013 Key Milestones and Objectives

The Company has made significant progress toward its clinical, regulatory and development objectives for 2013 for each of its key products; descriptions of each product and highlights of recent progress follow.

CO-1686

CO-1686 is a novel, oral, targeted, covalent inhibitor of the mutant forms of the epidermal growth factor receptor (EGFR) in development for the treatment of non-small cell lung cancer (NSCLC) and is currently in the dose-escalation portion of a Phase 1 trial. CO-1686 was designed to selectively target both the initial activating EGFR mutations as well as the T790M resistance mutation, while sparing wild-type, or “normal” EGFR at anticipated therapeutic doses.

Earlier this week, data from the ongoing CO-1686 Phase 1 dose-escalation study were presented by Professor Jean-Charles Soria at the 15th World Conference on Lung Cancer in Sydney. Six RECIST partial responses (PR) have been observed to date in nine evaluable T790M positive patients dosed at 900mg BID of the free base formulation, for a 67 percent objective response rate. Eight of the nine evaluable patients, or 89 percent, experienced PRs or tumor shrinkage greater than 10 percent. These patients were heavily pretreated prior to receiving CO-1686; eight of the nine patients had progressed on an EGFR TKI (e.g. erlotinib) immediately prior to enrollment in the study. Six of the nine patients received two or more previous TKI lines. Fifty-six patients have been treated with CO-1686 to date across all dosing cohorts, with no evidence of dose-related wild-type EGFR-driven toxicities.

Enrollment in the ongoing Phase 1 study with the HBr formulation commenced in late August, and pharmacokinetic (PK) and safety data from this initial cohort were also presented earlier in the week in Sydney. The HBr formulation at the 500mg BID dose demonstrated substantially increased exposures over those seen with the free base formulation at 900mg BID. There has been no evidence of skin or gastrointestinal toxicity in the 500mg BID cohort, and no dose limiting toxicity. Dose escalation is ongoing with the HBr tablet formulation, currently dosing at 750mg BID, as the maximum tolerated dose (MTD) has not yet been reached.

Clovis expects to establish the Phase 2 dose by year-end 2013, and to initiate the Phase 2expansion cohorts to assess efficacy in 2nd line T790M+ NSCLC patients at that time and in 1st line EGFR NSCLC patients in early 2014. The Company also expects to initiate its Phase 1 study in Japan in early 2014.

In addition, based on the encouraging evidence of activity seen to date, the Company now expects to commence the initial registration study in 2nd line T790M+ NSCLC patients in the first half of 2014.

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of platinum sensitive, relapsed ovarian cancer.

During the quarter, a dose of 600mg BID of rucaparib was selected as the recommended Phase 2/3 dose based on exposure, manageable toxicity and clinical activity. Safety data to date shows rucaparib to be well-tolerated, which is important for a drug intended to be used in a maintenance setting. Rucaparib demonstrates attractive PK properties as a potential oral cancer therapeutic, including low inter-patient variability and predictable plasma drug concentrations maintained over a 24-hour period with BID dosing. No patients have discontinued rucaparib due to a treatment-related adverse event.

In data presented at recent medical meetings, rucaparib demonstrated durable objective responses in heavily pre-treated patients. Data from the Phase 1 dose-escalation study were presented in late September at the European Cancer Congress 2013 in Amsterdam, and in mid-October at the European Society of Gynecological Oncology international meeting in Liverpool and at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston.

To date, eight RECIST responses have been observed during the Phase 1 study (measurable disease and/or elevated CA-125 was not required for study entry). In ovarian cancer patients with a germline BRCA (gBRCA) mutation, one RECIST complete response (CR), two RECIST partial responses (PRs) and two GCIG CA-125 responses have been observed to date. All of these patients are ongoing with maintained responses. Responses have been observed in both platinum-sensitive and platinum-resistant disease. Responses have also been achieved in breast cancer and pancreatic cancer patients with a germline BRCA mutation.

Overall, 70% (7/10) of ovarian cancer patients with gBRCA mutations treated with rucaparib at all doses achieved disease control as defined by CR, PR, or stable disease (SD)>24 weeks.

Yesterday, the Company announced the enrollment of the first patient in the global ARIEL2 (Assessment of Rucaparib in Ovarian Cancer Phase 2 Trial) study at a U.S. study site. ARIEL2 is a single-arm, open-label, Phase 2 study designed to identify tumor characteristics that predict sensitivity to rucaparib using DNA sequencing to evaluate each patient’s tumor. Tumor samples from study participants will be studied for BRCA1 and BRCA2 mutations (genes that are linked to hereditary breast and ovarian cancers), as well as other genes that are expected to confer sensitivity to PARP inhibitor therapy when mutated.

In late 2013, the Company intends to initiate its pivotal study, ARIEL3, a randomized, double-blind, Phase 3 study that will compare the effects of rucaparib versus placebo. The study will evaluate whether maintenance rucaparib in platinum-sensitive, ovarian, fallopian tube or primary peritoneal high-grade cancer patients can extend the period of time for which the disease is controlled after successful chemotherapy. The study will utilize pre-specified efficacy analyses, first in BRCA-mutant patients and then in patients with other DNA repair deficiencies (defined by the outcome of the ARIEL2 study).

Conference Call Details

Clovis will hold a conference call to discuss third quarter 2013 results this afternoon, October 31, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866-700-0133, International participants 617-213-8831, passcode: 70744190.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Clovis Oncology’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other reports filed with the Securities and Exchange Commission.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues	$-	$-	$-	$-

Expenses:
Research and development	16,063	15,458	44,001	40,610
General and administrative	4,312	2,762	11,022	7,867
Acquired in-process research and development	-	-	250	4,250
Operating loss	(20,375)	(18,220)	(55,273)	(52,727)

Other income (expense), net	55	(48)	(56)	(224)
Loss before income taxes	(20,320)	(18,268)	(55,329)	(52,951)

Income taxes	-	-	-	27
Net loss	$(20,320)	$(18,268)	$(55,329)	$(52,924)

Basic and diluted net loss per common share	$(0.68)	$(0.71)	$(2.00)	$(2.15)

Basic and diluted weighted average common shares outstanding	30,047	25,906	27,614	24,568

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$356,624	$144,097
Working capital	343,939	132,712
Total assets	360,259	145,994
Common stock and additional paid-in capital	585,273	317,925
Total stockholders' equity	345,530	133,496

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com